Exhibit 99.1

AUGUST 3, 2005

SAUER-DANFOSS INC. REPORTS SECOND QUARTER 2005 RESULTS

Company Reports Record Sales and Cash Flow

•                  Rapid Growth Related Operational Inefficiencies and Ongoing Business System Implementation Costs Hold Back Earnings

CHICAGO, Illinois, USA, August 3, 2005—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the second quarter ended June 30, 2005.

SECOND QUARTER REVIEW

Record Sales with Double Digit Growth in all Regions

Net sales for the second quarter increased 16 percent to $438.1 million, compared to sales of $379.1 million for the same period last year.   Excluding the impact of currency translation rate changes, sales increased by 13 percent over the prior year period.  Comparison to the prior year’s sales result for the quarter was not impacted by acquisitions.  Regionally, sales increased 13 percent in the Americas, while European and Asia-Pacific sales rose 12 percent and 10 percent, respectively, excluding the impact of currency fluctuations.

All operating segments contributed to the sales increase year over year. Excluding the impact of currency, sales increased 18 percent in the Propel segment, followed by Controls with an 8 percent increase, and Work Function with a 7 percent improvement over the same quarter in 2004.

David Anderson, President and Chief Executive Officer, commented, “We are pleased to report another quarter of record sales. Our substantial growth is a reflection of our ongoing investment in new product development combined with our longstanding ability to respond to our customers’ short lead time requirements, enabling us to capture market share in times of strong market expansion.”

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Second Quarter Results Reflect Higher Costs Related to Operational Inefficiencies and Business Platform Implementation

Net income for the second quarter of 2005 was $19.6 million, or $0.41 per share, compared to a record second quarter 2004 net income of $21.6 million, or $0.46 per share.

Anderson stated, “While our sales growth is impressive, our earnings are trailing our expectations. This is primarily related to an increase in operational expenses in specific product areas associated with our rapid growth as well as the cost of implementing our new companywide business platform.  With respect to operational expenses, we continue to experience excessive costs associated with the extraordinary efforts required to expedite production and freight as we respond to our continuing opportunities for strong sales growth and gains in market share. In addressing this issue we have installed additional capacity to relieve our constraint areas and are shifting the manufacturing to North America of select products to achieve a better balance between the location of production and the location of use. While these operational costs are a drag on current earnings, they represent an investment in the opportunity to capture significant market share during this growth cycle and strengthen our competitive position going forward.

“Additionally, we have intensified the use of outside support for the implementation of our SAP business platform in Europe and in North America.   Second quarter 2005 results were impacted by costs of $0.10 per share for this implementation compared to related costs of $0.01 per share in the second quarter of 2004.  We expect these higher costs to have a continuing impact on our results over the next eighteen months as we roll out the implementation to our remaining sites; however, it is important to note that we have now successfully completed implementations in four locations, on schedule and without negative impact to our operations. This investment in a common global business platform is not only necessary to replace 13 separate legacy systems, but it also will provide future benefits from gains in internal process efficiencies and greater connection to our customers and supply chain.”

Solid Order and Backlog Levels

Orders received for the second quarter of 2005 were $437.3 million, up 14 percent from the same period last year.  Excluding currency translation rate changes, orders were up 11 percent.

Total backlog at the end of the second quarter of 2005 was $494.1 million, up 19 percent from the second quarter of 2004. Excluding currency impact, backlog was up 18 percent compared with the second quarter of 2004.

Anderson commented, “Our growth in orders and backlog over prior year continues to be strong, although down slightly compared to the growth rates reported last quarter.  At the same time, there are indications that some customers have altered their order patterns to provide suppliers longer-range insight into their production requirements, thereby increasing the reported backlog. This factor, to some degree, diminishes the comparability of our order and backlog data to historical levels.”

SIX MONTH REVIEW

Record Sales for Six Months and Continued Strong Cash Flow

Net sales for the six months ended June 30, 2005, were $860.7 million, an increase of 16 percent over sales of $740.2 million for the first six months of 2004.  On a comparable basis, excluding the impact of currency fluctuations, net sales were up 13 percent over last year.

Net income for the first six months of 2005 was $30.4 million, or $0.64 per share, compared to net income for the same period last year of $32.6 million, or $0.69 per share.

Record Cash Flow

Cash flow from operations for the first six months of 2005 was $69.8 million, up slightly over the cash flow of $69.7 million for the same period last year. The second quarter contributed a record $64.3 million, up from $58.4 million in the same period last year.  Capital expenditures for the six-month period were $38.8 million, up from $29.5 million for the comparable period in 2004.  Debt to total capital ratio, or leverage ratio, improved to 39 percent at the end of the second quarter from 43 percent at the end of the first quarter.

“Our cash flow has been very strong, and we established new records for the quarter and six months,” stated David Anderson.  “Even though our capital expenditures are increasing as planned over last year in support of our continued sales growth, the strong cash flow has allowed us to further reduce our debt levels.”  Anderson continued, “Our leverage ratio, at 39 percent, represents a considerable improvement over our historical levels.”

OUTLOOK

Downward Revision to Earnings Expectations for 2005

Anderson concluded, “Our growth has continued to significantly outpace our market, however at the same time, our costs have exceeded our original expectations in three primary areas.  First, we have incurred substantial extraordinary operational costs as we responded to and seized on our continued opportunities for growth. These costs are primarily centered on manufacturing inefficiencies, including expediting and freight costs combined with the burden of producing US-consumed products in European-based currencies.  We expect this cost picture to moderate during the second half of the year as we continue to turn on production capacity in North America; however we will not be in a position to make up for these year-to-date margin losses, thereby impacting our full-year expectation by $0.10 to $0.15 per share.

“Second, in the process of implementing our new common business platform we are incurring higher costs for outside resources, which will continue throughout this year. We now estimate the total implementation cost for 2005 to be between $0.25 and $0.30 per share.  Although we will continue to manage the costs of this major project closely, our first priority is to stay on the path of successful site implementations while maintaining our aggressive schedule.  Finally, we experienced higher Sarbanes-Oxley compliance costs at the beginning of this year related to the completion of our 2004 compliance work.  These costs are coming down to a lower ongoing level, as we move into the second year of compliance.  Offsetting these factors driving our costs is an intense focus on price management across all markets and regions.  We will realize an increased impact from our earlier efforts in this area during the second half of 2005.

“We remain confident that our cost and system improvement efforts together with an appropriate level of price management will lead to more earnings improvements year over year as well as to a further increase in our return on net assets, our principal metric for measuring our long-term success. Taking all of these factors into account, we are expecting our earnings for the full year to come in at $0.85 to $0.95 per share.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 8,500 employees worldwide and revenue of more than $1.5 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the U.S. economy generally, and the agriculture, construction, road building, turf care, material handling and specialty vehicle markets specifically, has, in recent months, been stronger than in recent years.  It is difficult to determine if past experience is a good guide to the future.  While the economy in the U.S. has been improving, it remains unstable due to the uncertainty surrounding continued job creation, interest rates, crude oil prices, and the U.S. government’s stance on the weaker dollar.  The economic situation in Europe has not necessarily followed the improvement that

has occurred in the U.S., and the economy in China has been slowed through government intervention.    Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:

Sauer-Danfoss Inc. - Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
(Dollars in thousands except per share data)	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Net sales	438,096	379,117	860,681	740,171
Cost of sales	328,720	272,930	652,317	546,307
Gross profit	109,376	106,187	208,364	193,864
Research and development	15,516	12,907	30,922	26,120
Selling, general and administrative	57,005	50,006	114,073	97,229
Total operating expenses	72,521	62,913	144,995	123,349
Income from operations	36,855	43,274	63,369	70,515
Nonoperating income (expenses):
Interest expense, net	(4,028)	(4,332)	(8,347)	(8,866)
Minority interest in income of consolidated companies	(6,507)	(7,490)	(13,890)	(13,313)
Other, net	1,656	(52)	3,267	446
Income before income taxes	27,976	31,400	44,399	48,782
Income taxes	(8,414)	(9,793)	(14,027)	(16,152)
Net income	19,562	21,607	30,372	32,630
Net income per share:
Basic net income per common share	0.41	0.46	0.64	0.69
Diluted net income per common share	0.41	0.46	0.64	0.69
Weighted average shares outstanding (in thousands):
Basic	47,456	47,409	47,453	47,407
Diluted	47,701	47,462	47,680	47,443
Cash dividends per common share	0.12	0.07	0.24	0.14

BUSINESS SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Net sales
Propel	218,725	182,045	428,587	353,379
Work Function	119,630	107,935	235,362	213,892
Controls	99,741	89,137	196,732	172,900
Total	438,096	379,117	860,681	740,171
Segment Income (Loss)
Propel	36,848	35,521	67,027	56,615
Work Function	2,386	10,112	5,835	16,369
Controls	9,212	8,604	16,073	16,601
Global Services and Other Expenses, net	(9,935)	(11,015)	(22,299)	(18,624)
Total	38,511	43,222	66,636	70,961

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
(Dollars in thousands)	June 30, 2005	June 30, 2004
Cash flows from operating activities:
Net income	30,372	32,630
Depreciation and amortization	45,183	41,156
Minority interest in income of consolidated companies	13,890	13,313
Net change in receivables, inventories, and payables	(60,538)	(49,038)
Other, net	40,937	31,604
Net cash provided by operating activities	69,844	69,665
Cash flows from investing activities:
Purchases of property, plant and equipment	(38,841)	(29,537)
Payments for acquisitions, net of cash acquired	—	(4,156)
Proceeds from sales of property, plant and equipment	724	405
Net cash used in investing activities	(38,117)	(33,288)
Cash flows from financing activities:
Net borrowings (repayments) on notes payable and bank overdrafts	9,935	(14,680)
Net repayments of long-term debt	(22,553)	(10,326)
Cash dividends	(10,439)	(6,641)
Distribution to minority interest partners	(4,006)	(4,840)
Net cash used in financing activities	(27,063)	(36,487)
Effect of exchange rate changes	(2,705)	825
Net increase in cash and cash equivalents	1,959	715
Cash and cash equivalents at beginning of year	11,273	15,086
Cash and cash equivalents at end of period	13,232	15,801

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	June 30, 2005	Dec. 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	13,232	11,273
Accounts receivable, net	276,718	233,146
Inventories	231,610	241,562
Other current assets	32,669	40,131
Total current assets	554,229	526,112
Property, plant and equipment, net	441,085	478,543
Other assets	189,587	206,926
Total assets	1,184,901	1,211,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	30,849	23,609
Long-term debt due within one year	214,623	244,987
Accounts payable	128,585	130,071
Other accrued liabilities	112,748	99,320
Total current liabilities	486,805	497,987
Long-term debt	70,752	76,496
Long-term pension liability	52,843	57,148
Deferred income taxes	46,117	48,454
Other liabilities	41,725	47,494
Minority interest in net assets of consolidated companies	49,536	39,927
Stockholders’ equity	437,123	444,075
Total liabilities and stockholders’ equity	1,184,901	1,211,581

Number of employees at end of period	8,715	8,275
Debt to total capital ratio (1)	39%	42%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.